Exhibit 99.2

Nash-Finch Company	NEWS RELEASE

Nash Finch Clarifies Certain Terms of Proposed Offering of Senior Subordinated Convertible Notes

MINNEAPOLIS (March 8, 2005) — Nash-Finch Company (NASDAQ: NAFC), today clarified certain terms of the Senior Subordinated Convertible Notes due 2035 that it had previously announced its intention to sell, subject to certain conditions, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  As currently contemplated, upon conversion of such notes, the accreted principal amount of the notes as of the date of conversion would be payable in cash and the remaining conversion value of the notes, if any, would be payable, at Nash Finch’s election, in cash, shares of Nash Finch’s common stock or a combination of cash and shares.  As announced on Friday, March 4, 2005, Nash Finch intends to use the proceeds of the offering to acquire certain assets from Roundy’s Inc. or, alternatively, to repay outstanding indebtedness under the term loan portion of its senior credit facility.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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Contact: LeAnne Stewart, 952-844-1060